Exhibit 11
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                Calculation of Earnings (Loss) Per Share
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                (in thousands except per share data)


                                    Three Months Ended       Six Months Ended
                                       June 30,                  June 30,
                                    1997       1996           1997       1996
                                   -------------------------------------------

Weighted average common             4,870      4,467          4,676      4,467
and common equivalent
shares outstanding

Diluted weighted average common     5,060      4,467          5,052      4,467
and common equivalent
shares outstanding

Net Earnings (Loss)                $  764     $  771         $  771     $(269)

Primary Earnings (Loss) Per        $ 0.16     $ 0.17         $ 0.16    $ (.06)
Common Share

Diluted Earnings (Loss) Per        $ 0.15     $ 0.17         $ 0.15    $ (.06)
Common Share